SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2004

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	1-3701 (Commission File Number)	91-0462470 (I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
Item 7. Exhibits
SIGNATURES
Exhibit 99.(a)

Item 5. Other Events and Regulation FD Disclosure

On February 6, 2004, Avista Corporation (Avista Corp.) filed a request with the Idaho Public Utilities Commission (IPUC) to change its electric and natural gas rates. A copy of Avista Corp.’s press release is filed as Exhibit 99(a).

Avista Corp.’s request is designed to produce a net increase in electric revenues of 11 percent, or $18.9 million in annual revenues, over current rates. This would result from a 24 percent increase in base retail rates (an increase of $35.2 million in annual revenues) offset by a decrease in the current Power Cost Adjustment (PCA) surcharge of $16.3 million in annual revenues. The current PCA surcharge is approximately 19 percent of base retail rates.

Avista Corp. has requested a natural gas general rate increase of 9.2 percent, or $4.8 million in annual revenues.

Avista Corp.’s request is based on an overall rate of return of 9.82 percent and a return on equity of 11.5 percent. The IPUC generally has up to seven months to review the general rate case filing.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Internet address of Avista Corp. or Avista Utilities shall, under any circumstances, be deemed to incorporate the information available at such Internet addresses into this Current Report. The information available at the Internet address of Avista Corp. or Avista Utilities is not part of this Current Report or any other report furnished or filed by Avista Corp. with the Securities and Exchange Commission.

Item 7. Exhibits

99(a) Press release dated February 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: February 9, 2004	/s/ Malyn K. Malquist

Malyn K. Malquist Senior Vice President and Chief Financial Officer